EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion of our report dated February 6, 2017 on the consolidated financial statements of CBT Financial Corp., which appears in Amendment No. 1 to Form S-4 of Riverview Financial Corporation dated July 28, 2017, which is incorporated by reference in this Form 8-K/A of Riverview Financial Corporation dated December 15, 2017.

Crowe Horwath LLP

December 15, 2017